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                                                                       EXHIBIT 8

                             THE TURNER CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT

No. of Shares: 50,000                                   Grant Date: June 9, 1999



     This is to confirm that The Turner Corporation (the "Company") has granted Thomas C. Leppert ("you") the right and option (the "Option") under The Turner Corporation 1992 Stock Option Plan (the "Plan") to purchase up to 50,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company, on the principal terms set forth herein. This Agreement shall be construed in accordance with and subject to the provisions of the Plan and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

     1. When Option can be Exercised. The Option will vest and become exercisable subject to the vesting schedule enclosed, and the Option will expire at 5:00 P.M., New York City time on June 9, 2009, ("the Expiration Time"), unless the Option terminates earlier as provided herein in Section 4 and in
Section 11 of the Plan attached. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

     2. Exercise Price. The price at which you are entitled to purchase Shares upon exercise of the Option will be $17.375 per share.

     3. How to Exercise the Option. To exercise an option please refer to the enclosed letter from Sara J. Gozo regarding specific instructions on the procedure for exercising stock options and to the previously issued memo from D.
G. Sleeman on Outsourcing of Plan Administration for opening an account with Merrill Lynch and exercising an option.

     4. Termination of Option. The Option shall terminate on June 9, 2009 which is the tenth anniversary of the date the Option is granted or if earlier, the first anniversary of the date of your death if such death occurs prior to such tenth anniversary, but see also Section 11 of the Plan attached.

     5. No Guarantee of Employment. The fact that you have been granted an Option will not give you any right to continue in the employ of the Company or will interfere with or restrict any right the Company may have to discharge you as an employee.

     6. Compliance with Securities Laws. The Company's obligation to issue Shares to you upon exercise of the Option is subject to the condition that the issuance of the Shares will be in compliance with the Securities Act of 1933, as amended, and all other applicable laws and regulations, and that the stock you will be purchasing by exercising the
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Option will have been authorized for listing on The New York Stock Exchange (or any other securities exchange on which the Company's common stock is listed).

     7. Adjustments. In the event of a Change in Capitalization, the number and class of Shares subject to the Option and the exercise price may be adjusted as provided in the Plan.

     8. Plan Controls. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan will control. The Committee which administers the Plan will have authority to interpret the Plan and this Agreement. You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof. Any determination made hereunder shall be final, binding and conclusive on you and the Company for all purposes.

     9. Additional Terms and Conditions. Additional information regarding your Option are available in the Plan.

                                   THE TURNER CORPORATION

                                   By /s/ Sara J. Gozo
                                      -------------------

/s/ Thomas C. Leppert    7/26/99
--------------------     -------
Receipt Acknowledged      Date


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                                VESTING SCHEDULE

                             1992 STOCK OPTION PLAN

                             June 9, 2000     12,500
                             June 9, 2001     12,500
                             June 9, 2002     12,500
                             June 9, 2003     12,500
                                              ------
                                              50,000